TBS International Limited Reports Third Quarter 2006 Financial Results

HAMILTON, BERMUDA -November 7, 2006 - TBS International Limited (NASDAQ: TBSI), an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk transportation services, announced today its financial and operating results for the third quarter and for the nine month period ended September 30, 2006.

Third Quarter 2006 Results:
For the third quarter ended September 30, 2006, total revenues were $65.4 million, an increase of 10.8% from the $59.0 million in the third quarter of 2005. Net income for the third quarter 2006 was $9.2 million, a decrease of 25.2% compared to $12.3 million in the same period of 2005. However, EBITDA, which is a non-GAAP measure, increased by 10.8% to $22.6 million for the third quarter 2006 from $20.4 million for the same period in 2005. Please see later in this press release for a reconciliation of EBITDA to net income.

Earnings per share on a diluted basis for the third quarter 2006, calculated on 28,088,310 weighted average common shares outstanding, were $0.33.

During the third quarter of 2006, TBS International incurred $1.2 million in consulting fees dealing with the re-engineering of certain of our business processes to better meet the company’s business needs as it grows. Also, we incurred non-recurring charges of $1.3 million and $2.1 million for the write-off of deferred finance costs and early prepayment fees, respectively, on re-financed debt related to the new Bank of America credit facility which closed on July 31, 2006. These charges were partially offset by a gain of $2.2 million from the sale of M.V. Dakota Belle. Excluding these items, earnings for the third quarter 2006 would have been $11.6 million, or $0.41 per share. Please see later in this press release for a reconciliation of GAAP net income to net income as adjusted, which is a non-GAAP measure.

An average of 34 vessels (excluding off-hire) were operated during the third quarter of 2006 compared to 32 vessels (excluding off-hire) during the third quarter of 2005.

The total revenues of $65.4 million during the third quarter 2006 include voyage revenues of $47.9 million, time charter revenues of $16.9 million and other revenues of $0.6 million.

Voyage revenues in the third quarter 2006 were $47.9 million, an increase of 22.2% from the $39.2 million in the third quarter of 2005. Tons of cargo carried increased 50.9% from 750,684 tons in the third quarter 2005 to 1,133,148 tons in the third quarter 2006. The increase of cargo carried by 382,464 tons in total during the third quarter 2006 includes an increase by 292,357 in lower freighted aggregates and an increase of 90,107 tons in general cargo. Average freight rates excluding aggregates increased $0.97 per ton or 1.7% from $56.21 per ton in the third quarter 2005 to $57.18 per ton in the third quarter 2006. The reduction in average freight rates for all cargoes by 19.2% from $52.28 per ton in the third quarter 2005 to $42.25 per ton in the third quarter 2006 reflects the higher volume of aggregates as a percentage of the total volume of cargo carried.

Time charter revenues showed a decrease of 12.4% from $19.3 million in the third quarter 2005 to $16.9 million in the third quarter 2006. Time charter days decreased by 9.8% from 1,239 days during the third quarter 2005 to 1,118 days in the third quarter 2006 reflecting the fact that in the third quarter 2006 we chartered out on average 12 vessels compared to 14 vessels during the third quarter 2005. Furthermore, the average daily charter-out hire rate decreased by 2.7% from $15,546 in the third quarter 2005 to $15,129 in the third quarter 2006 reflective of the higher than usual rates that we received in 2005.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by $4.4 million or 25.1% from $17.5 million in the third quarter 2005 to $21.9 million in the third quarter 2006. The bulk of this increase is attributable to fuel expense which increased by $ 3.5 million or 51.5% from $ 6.8 million in the third quarter 2005 to $10.3 million during the same period 2006 reflecting a higher average price per metric ton (“MT”) from $325 per MT during the third quarter 2005 to $419 per MT during the same period 2006 and an increase in consumption by 17.2% from 20,927 MT during the third quarter 2005 to 24,523 MT in the third quarter 2006. The increase of 28.9% or $94 per metric ton in the average price of fuel compared to the third quarter 2005 was a major factor in the reduction of net income in the third quarter 2006 compared to the same period in 2005.

Vessel expenses, which consist of operating expenses relating to owned vessels, such as crewing, stores, maintenance, insurance and drydocking, in addition to charter hire for ships we charter-in and the occasional space charter, increased by 1.2% in the third quarter 2006, from $16.1 million in the third quarter 2005 to $16.3 million during the same period in 2006. This reflects the change in the composition of our fleet from an average of 28 controlled vessels in the third quarter 2005 to an average of 32 controlled vessels during the same period in 2006. The increase in the number of owned vessels decreased our demand for chartered-in vessels.

General and administrative expenses increased by $1.9 million or 38.0% from $5.0 million in the third quarter 2005 to $6.9 million in the second quarter 2006. The majority of this increase is due to $1.2 million in consulting fees dealing with the re-engineering of certain of our business processes to better meet our business needs as we grow. The remaining amount of this increase relates to additional professional fees that we incur as a public company and travel expenses, as well as to increased salary and related costs reflecting the expansion of our business.

Interest expense increased by $3.5 million from $2.8 million in the third quarter 2005 to $6.3 million in the third quarter 2006. This was due primarily to the costs incurred in connection with our debt refinancing. Included in interest expense is $ 2.1 million paid in early repayment fees and $ 1.3 million in write-off of unamortized debt finance costs related to the new Bank of America credit facility which closed on July, 31 2006.

Results for the Nine Months Ended September 30, 2006:
For the nine months ended September 30, 2006, total revenues were $188.1 million, an increase of 4.3% compared to the $ 180.4 million over the nine months of 2005. Net income for the nine months ended September 30, 2006 was $22.9 million, a decrease of 45.7% compared to $42.2 million in the same period of 2005. However, EBITDA, which is a non-GAAP measure, decreased only by 8.6% to $55.0 million for the nine months of 2006 from $60.2 million in the same period of 2005. Please see later in this press release for a reconciliation of EBITDA to net income.

Earnings per share on a diluted basis for the nine months of 2006, calculated on 28,088,310 weighted average common shares outstanding, were $0.82.

During the second and third quarters 2006 we incurred charges of $2.3 million for consulting fees dealing with the re-engineering of certain of our business processes. Also, in the third quarter 2006 we incurred non-recurring charges of $1.3 million and $2.1 million for the write-off of deferred finance costs and early prepayment fees, respectively, on re-financed debt related to the new Bank of America credit facility. These charges were partially offset by a gain of $2.2 million from the sale of M/V Dakota Belle. Excluding these items, earnings for the nine months 2006 would have been $26.4 million or $0.94 per share. Please see later in this press release for a reconciliation of GAAP net income to adjusted net income which is a non-GAAP measure.

An average of 34 vessels (excluding off-hire) were operated during the nine months of 2006 compared to 29 vessels (excluding off-hire) during the same period of 2005.

The total revenues during the first nine months of 2006 of $188.1 million include voyage revenues of $141.0 million, time charter revenues of $45.9 million and other revenues of $1.2 million.

Fleet Development
TBS International entered into agreements to purchase three additional vessels and sell one, thereby expanding its fleet to 34 vessels in total.

On September 5, 2006 TBS entered into an agreement to acquire two handysize bulk carriers, the M.V. Clipper Flamingo and the M.V. Clipper Frontier, both charter free and for a total purchase price of $45.1 million. The M.V. Clipper Flamingo, 29,516 dwt built in 1997, will be renamed the M.V. Seminole Princess, and the M.V. Clipper Frontier, 29,458 dwt built in 1996, will be renamed the M.V. Laguna Belle. Both vessels are expected to be delivered to TBS during November 2006.

On October 27, 2006, TBS International agreed to acquire a handymax bulk carrier, the M.V. Aliki to be renamed the M.V. Alabama Belle, charter free and for a total purchase price of $16.1 million. The M.V. Alabama Belle, 41,808 dwt built in 1986, is expected to be delivered to TBS between November 20 and December 5, 2006.

On August 8, 2006 TBS International agreed to sell the M.V. Dakota Belle, a 18,576 dwt multipurpose tweendecker built in 1977, for $3.2 million. The vessel was delivered to the purchaser on September 27, 2006. TBS realized a gain of $ 2.2 million from the sale of this vessel and utilized the proceeds to reduce its outstanding revolving credit.

New Credit Facility
As announced, on July 31, 2006, TBS International entered into a $140.0 million credit facility with a syndicate of commercial lenders led by Bank of America to refinance existing indebtedness, provide for working capital and fund the acquisition of additional vessels.

The Company entered into an interest rate swap on November 2, 2006, effectively converting $56.2 million of its borrowings under the Bank of America Credit Facility from a floating to a fixed-rate. Exclusive of the applicable margin, the Company will pay interest based on a fixed LIBOR rate of 5.09% for the next four years.

This new credit facility increased our borrowing capacity, provided us with better terms and simplified the administration of our debt as we consolidated all prior facilities into a single one.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated: “The strong operational performance and financial results of TBS during the third quarter of 2006 are the result of our consistent implementation of our business strategy which is to reinforce our franchise in our core markets, pursue new business opportunities, expand our fleet in response to the growth of our business and maintain moderate leverage.

"In the third quarter 2006, we experienced volume increases both in general cargo and aggregates coupled with stronger freight rates, not only when compared to the third quarter of 2005 but also when compared to prior quarters of 2006.

"The significant increase in fuel costs which had a negative impact in our profitability seems to have abated in the third quarter of 2006, as energy prices around the world stabilized and actually decreased. We are optimistic that in the current environment it is feasible to secure bunker protection clauses in the renegotiation of some of our long term contracts.

"In response to the growth of our business in our main markets and trade routes, as well as to the new business opportunities we have been developing, we continued our program of fleet renewal and expansion, and our fleet will shortly include a total of 34 multipurpose, handymax and handysize vessels, which are ideally suited for the ports and cargoes we service.

"Looking ahead, we believe TBS is well positioned to benefit from the positive freight environment and the increased trade flows especially in our core markets of Asia and Latin America. We will also continue looking for additional vessel acquisitions to accommodate the growth of our business."

Mr. Royce noted, "however, that because the ages and survey positions of the vessels in the TBS Fleet are quite similar, TBS will be entering into an exceptionally heavy period of its drydock cycle in which we expect to drydock approximately 20 vessels during the next 9 to 12 months”.

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: "Our strong cash flow generation coupled with the resources provided by our new $140 million credit facility enabled us to continue with our fleet expansion program, as evidenced by our three recent vessel acquisitions. At the end of the third quarter 2006, our net debt to capitalization ratio stood at 33%, which is moderate for industry standards and affords us significant flexibility for further growth.”

Conference call and webcast:
On Wednesday, November 8, 2006 at 9:30 a.m. EST, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-866-272-9941 (from the US) or 1-617-213-8895 (International Dial in). Participant Passcode: 67188667. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 11:30 a.m. EST by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US). Access Code: 70277554. A replay of the webcast will be available soon after the completion of the call.

TBS International Limited
Consolidated Statements of Income for the Third Quarter and for the Nine months ended of 2005 and 2006

TBS International Limited
Consolidated Statements of Income
(In thousands, except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006

Revenue:
Voyage revenue	$39,243	$47,880	$129,364	$141,008
Time charter revenue	19,263	16,915	50,487	45,911
Other revenue	513	607	598	1,233
Total revenue	59,019	65,402	180,449	188,152

Operating expenses:
Voyage	17,540	21,857	53,862	63,765
Vessel	16,063	16,324	52,247	52,754
Depreciation and amortization	5,486	7,211	11,792	20,560
Management and agency fees	59		2,624
General and administrative	5,016	6,883	11,486	19,250
Gain from sale of vessel		(2,180)		(2,180)
Total operating expenses	44,164	50,095	132,011	154,149

Income from operations	14,855	15,307	48,438	34,003

Other (expenses) and income:
Interest expense	(2,817)	(6,291)	(6,621)	(11,903)
Other income	239	198	411	801
Total other (expenses) and income	(2,578)	(6,093)	(6,210)	(11,102)

Net income	12,277	9,214	42,228	22,901
Allocated amount to preference shares	-	-	(6,093)	-
Net income available for common shareholders	$12,277	$9,214	$36,135	$22,901

Earnings per share:
Net income per common share:
Basic	$0.44	$0.33	$1.82	$0.82
Diluted	$0.44	$0.33	$1.57	$0.82
Weighted average common shares outstanding:
Basic (1)	27,983,829	28,013,310	19,809,880	27,993,968
Diluted	28,088,329	28,088,310	23,037,937	28,088,310

Operating Data for the Third Quarter and for the Nine Months 2005 and 2006

Please find below TBS’s operating data for the third quarter and for the nine months ended September 30, 2005 and 2006:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
Other Operating Data:
Controlled vessels (at end of period) (2)	29	31	29	31
Chartered vessels (at end of period) (3)	6	3	6	3
Voyage days (4)	2,866	3,102	7,667	9,161
Vessel days (5)	2,925	3,201	7,907	9,585
Tons of cargo shipped (6)	751	1,133	2,219	3,197
Revenue per ton (7)	$52.28	$42.25	$58.29	$44.11
Tons of cargo shipped, excluding
aggregates (6) (8)	689	779	2,141	2,526
Revenue per ton, excluding
aggregates (7) (8)	$56.21	$57.18	$60.12	$53.13
Chartered-out days	1,239	1,118	2,888	3,280
Chartered-out rate per day	$15,546	$15,129	$17,482	$13,997

(1) Basic weighted average common shares outstanding for the three months ended September 30, 2006 includes 288,853 common shares issuable on the exercise of warrants. These shares are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005, because on that date the exercise condition of the warrants were satisfied and the shares subject to the exercise of the warrants are issuable for nominal consideration.

(2) Controlled vessels are vessels that we own or charter-in with an option to purchase. As of September 30, 2006, seven vessels in our controlled fleet were chartered-in with an option to purchase.

(3) Vessels that we charter-in without an option to purchase.

(4) Represents the number of days controlled and time-chartered vessels were operated by us, excluding off-hire days.

(5) Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(6) In thousands.

(7) Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(8) Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can overstate the amount of tons that we carry on a regular basis and reduce our revenue per ton. We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our principal service.

Balance Sheet Data:

Please find below TBS's selected balance sheet data for the periods ending December 31, 2005 and September 30, 2006

	December 31,	September 30,
	2005	2006

Balance Sheet Data (In Thousands):
Cash and cash equivalents	$27,158	$15,732
Working capital	(5,056)	(3,706)
Total assets	342,442	341,747
Long-term debt, including current portion	105,737	91,747
Obligations under capital leases, including current portion	24,703	22,304
Total shareholders' equity	177,789	200,985

NON-GAAP RECONCILIATIONS

Please find below TBS’ EBITDA reconciliation for the three months ended September 30, 2005 and 2006 and for the nine months ended September 30, 2005 and 2006:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006

EBITDA Reconciliation (In millions):
Net Income	$12.3	$9.2	$42.2	$22.9
Net interest expense	2.6	6.2	6.2	11.5
Depreciation	5.5	7.2	11.8	20.6

EBITDA	$20.4	$22.6	$60.2	$55.0

Please find below TBS’ reconciliation of net income to income before non-recurring items for the three and nine months ended September 30, 2006:

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Income before non-recurring items reconciliation (In millions):
Net Income	$9.2	$22.9
Re-engineering costs	1.2	2.3
Loan prepayment fees paid	2.1	2.1
Non cash write-off of unamortized
deferred finance costs on refinancing	1.3	1.3
Gain on sale of vessel	(2.2)	(2.2)
Income before non-recurring items	$11.6	$26.4

Earnings per share (before non-recurring items)
Basic	$0.41	$0.94
Diluted	$0.41	$0.94

Weighted average common shares outstanding
Basic	28,013,310	27,993,968
Diluted	28,088,310	28,088,310

During the three and nine months ended September 30, 2006 we incurred costs related to outside consultants who are assisting us in re-engineering certain of our business processes to better meet our business needs as we grow, paid loan prepayment fees to our previous lenders and wrote-off deferred financing costs associated with loans made by the previous lenders when we refinanced substantially all our debt to reduce our average borrowing costs and increase our liquidity. We also sold the vessel Dakota Belle for a gain of $2.2 million. We believe that these items are non-recurring in nature and their exclusion provides a better financial measure of our operating results for the three and nine months ended September 30, 2006.

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:
Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com